UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 12, 2005

DUKE REALTY CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	1-9044	35-1740409
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

600 East 96th Street, Suite 100, Indianapolis, Indiana	46240
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (317) 808-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement

On September 12, 2005, Duke Realty Limited Partnership (the “Company”), of which Duke Realty Corporation is the sole gneral partner, Duke Realty Ohio (“DRO”), Edenvale Executive Center, L.L.C. (“EEC”), MV Minneapolis Lunar Pointe I, LLC (“MVM”), Dugan Realty, L.L.C. (“Dugan”), Weeks Development Partnership (“Weeks”), Duke Construction Limited Partnership (“DCLP”) (collectively, “Seller”), and FirstCal Industrial 2 Acquisition, LLC (“Buyer”) entered into an Agreement for Purchase and Sale (the “Purchase Agreement”) pursuant to which the Buyer agreed to purchase all of Seller’s right, title and interest in a portfolio of real estate properties consisting of 14.4 million square feet of primarily light distribution and service center properties located in eight of the Company’s existing markets across the Southeast and Midwest.  The purchase price, which was determined through arm’s length negotiations between the parties, will be approximately $1,009,000,000 to be paid in cash at closing.  As of September 13, 2005, the Buyer had paid a nonrefundable earnest money deposit of $10,000,000.

The closing of the transactions contemplated by the Purchase Agreement is subject to the satisfaction of certain customary closing conditions.  There are no assurances that the conditions will be met or that the transaction will be consummated.  The parties to the Agreement anticipate that the closing will occur on or before September 30, 2005.  Neither the Company nor the other Sellers, nor any affiliates of the Company or other Sellers, have a material relationship with the Buyer.

On September 14, 2005, the Company issued a press release announcing the execution of the Purchase Agreement.  A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits

(c)	Exhibits.

	99.1	Press Release, dated September 14, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUKE REALTY CORPORATION

		By:	/s/ Howard L. Feinsand
Howard L. Feinsand
Executive Vice President,
General Counsel and Secretary

Dated:	September 14, 2005